Exhibit 99.1

Investor Contact: Larry P. Kromidas
 lpkromidas@olin.com
(314) 480-1452

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN CORPORATION ANNOUNCES ACQUISITION OF K. A. STEEL CHEMICALS INC.

Clayton, MO, July 18, 2012 - Olin Corporation (NYSE: OLN) announced today that it has signed a definitive agreement to acquire privately held K. A. Steel Chemicals Inc. (KA Steel), on a cash free, debt free basis, for $328 million in cash, subject to certain post-closing adjustments.  Olin expects to finance the acquisition using a combination of cash on hand and existing borrowing facilities.  After the closing, it is our intention to finance a portion of the purchase price by issuing new senior notes.

KA Steel, headquartered in Lemont, Illinois, is one of the largest distributors of caustic soda in North America and one of the leading bleach manufacturers in the Midwest.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “KA Steel has expansive, scalable infrastructure with compelling growth opportunities.  Its business, which is concentrated in the Upper Midwest, provides an excellent complement to the geographic profile of Olin’s Chlor Alkali business.  The acquisition of KA Steel increases Olin’s capacity to manufacture bleach by approximately 20%, and provides a platform to increase the sales of other Olin produced, value-added products such as hydrochloric acid and potassium hydroxide.

“KA Steel generated 2011 revenues of $435 million and adjusted EBITDA of $31 million.  Olin expects the transaction to be immediately accretive to both earnings and cash flow.  Olin also expects to realize annualized synergies of approximately $35 million over the next three years.  Both parties have agreed to make an election under Section 338(h)(10) of the U.S. IRC that is expected to result in tax benefits to Olin with a net present value of approximately $60 million. The closing of the acquisition is conditioned upon regulatory approval and other customary closing conditions and is expected to occur by the end of the third quarter.”

CONFERENCE CALL INFORMATION

Olin will host a conference call to discuss the acquisition at 11:00 A.M. Eastern Time on Wednesday, July 18th.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer; John E. Fischer, Olin’s Senior Vice President and Chief Financial Officer; John L. McIntosh, Olin’s Senior Vice President, Operations; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations.  Prepared remarks will be followed by a question and answer period.  A slide presentation providing additional information on the transaction is available on Olin’s website, www.olin.com and through the following link: http://www.videonewswire.com/event.asp?id=88473.

Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 15 minutes before the call.  In addition, you may choose to listen to the conference call by dialing 800-860-2442 (Canadian callers, please call 866-605-3852; International callers, please dial 412-858-4600) – no pass code is required. The call will also be audio archived on the Olin website for future replay beginning at 1:00 P.M. Eastern Time and can be accessed by calling 877-344-7529 (Canadian and International callers, please call 412-317-0088) with a pass code of 10016638.  A final transcript of the conference call will be available on the website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements.  These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate.  The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the word “expect” and variations of such word and similar expressions in this communication to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control.  Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to:  factors relating to the satisfaction of the conditions to the acquisition, including regulatory approvals; challenges and costs relating to the integration of KA Steel into Olin; the effect of any changes in customer and supplier relationships; general market perception of the acquisition; exposure to lawsuits and contingencies associated with both businesses; the ability to attract and retain key personnel; prevailing market conditions; changes in economic and financial conditions of both businesses; uncertainties and matters beyond the control of management; and the other risks detailed in Olin’s filings with the SEC.  All of our forward-looking statements should be considered in light of these factors.  In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

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